Exhibit 10(oo)

ENERGY FUTURE HOLDINGS CORP. KEY EMPLOYEE

AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AMENDED AND RESTATED NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”), dated as of December 1, 2009 (the “Effective Date”), is made by and between Energy Future Holdings Corp., a Texas corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof (hereinafter referred to as the “Optionee”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates or any successor plan (the “Plan”).

WHEREAS, the Organization and Compensation Committee of the Board of the Company (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of employment with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and authorized the undersigned officers to issue said Option;

WHEREAS, the Company wishes to act consistently with the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the parties previously entered into a Non-Qualified Stock Option Agreement, dated May 20, 2008, pursuant to which the Company granted stock options to the Optionee (the “Original Option Agreement”), and the parties desire to enter into this Agreement to (i) cancel, immediately prior to the Effective Date hereof, all unvested performance-related options subject to the award, and (ii) grant additional time-based vesting options on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1 Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Cause” shall mean, with respect to an Optionee: (i) if, in carrying out his duties to the Company, the Optionee engages in conduct that constitutes (a) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation a material breach or attempted breach of the restrictive covenants under the Management Stockholder’s Agreement), (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company, provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after the Optionee receives from the Company written notice thereof, or (ii) Optionee’s conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

Section 1.2 Cliff Vesting Option

“Cliff Vesting Option” shall have the meaning given such term in Section 2.1 hereof.

Section 1.3 Disability

“Disability” shall mean “Disability” as such term is defined in any employment agreement between the Optionee and the Company or any of its Subsidiaries, or, if there is no such employment agreement, “Disability” shall mean the Optionee’s physical or mental incapacitation and consequent inability for a period of six consecutive months to perform the Optionee’s duties; provided, however, in the event the Company temporarily replaces the Optionee, or transfers the Optionee’s duties or responsibilities to another individual, on account of the Optionee’s mental or physical impairment for a period of time which is covered by the Company’s short term disability plan, the Optionee’s employment shall not be deemed terminated by the Company and the Optionee shall not be able to resign with Good Reason.

Section 1.4 Extended Exercise Date

“Extended Exercise Date” shall mean the earlier of: (i) the tenth anniversary of the Grant Date; or (ii) the later of the date: (A) one hundred and eighty (180) days following the date of an Optionee’s termination of employment with the Company and all Service Recipients and (B) thirty (30) days following the first date on which the Optionee could exercise the Option and immediately resell the Shares acquired upon such exercise for cash consideration.

Section 1.5 Fair Market Value

“Fair Market Value” shall mean, for the purposes of the Plan and this Agreement and notwithstanding the definition contained in the Plan: (i) if there is a public market for the Shares on such date, the average of the high and low closing bid prices of the shares of Common Stock on such stock exchange on which the Shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or, (ii) if there is no public market for the Shares, on a per Share basis, the fair market value of the Common Stock on any given date, as determined reasonably and in good faith by the Board, which shall not take into account any minority interest discount and shall not take into account a discount for illiquidity of shares of Common Stock held by an Optionee in excess of any illiquidity discount applicable to shares of Common Stock generally; provided that if the Board’s determination under this clause (ii) is not based on a valuation completed by an independent valuation firm within the 6 months preceding the Board’s determination, the Optionee may require the Company to retain an independent valuation firm to determine the fair market value (and the Company will bear the cost of such appraisal, unless the appraised value is 110% or less of the fair market value as determined by the Board, in which case the Optionee will bear the cost of such appraisal).

Section 1.6 Good Reason

“Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Good Reason” shall mean (i) a reduction in the Optionee’s base salary or the Optionee’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company equally); (ii) a transfer of the Optionee’s primary workplace by more than thirty-five (35) miles from the current workplace; (iii) a substantial adverse change in the Optionee’s duties and responsibilities; (iv) any material breach by the Company of this Agreement, the Management Stockholder’s Agreement, or the Optionee’s employment agreement; or (v) an adverse change after the October 10, 2007 in the Optionee’s line of reporting to superior officers pursuant to the terms of his employment agreement or change-in-control agreement; provided, however, that any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Optionee gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

Section 1.7 Grant Date

“Grant Date” means the date the Option, or a portion thereof, is granted as specified for each of the Original Time Option, the Performance Option, and the Cliff Vesting Option in Section 2.1 hereof.

Section 1.8 Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean the Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.9 Option

“Option” shall mean the aggregate of the Original Time Option, the Performance Option, and the Cliff Vesting Option.

Section 1.10 Original Time Option

“Original Time Option” shall have the meaning given such term in Section 2.1 hereof.

Section 1.11 Parent

“Parent” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware Limited Partnership.

Section 1.12 Performance Option

“Performance Option” shall have the meaning given such term in Section 2.1 hereof.

Section 1.13 Retirement

“Retirement” shall mean the Optionee's retirement at age 55 or over after having been employed by the Company or a Subsidiary or Parent for at least ten (10) consecutive years (with at least five consecutive years of employment following October 10, 2007).

Section 1.14 Secretary

“Secretary” shall mean the Secretary of the Company.

ARTICLE II

GRANT OF OPTIONS

Section 2.1 Grant of Options

This Agreement evidences the grant to the Optionee, for good and valuable consideration and in each case on the terms and conditions set forth in this Agreement, of the following:

(a) an option to purchase 800,000 Shares of Common Stock, previously granted to Optionee on May 20, 2008, which shall vest in accordance with the provisions of Section 3.1(a)(i) hereof (the “Original Time Option”);

(b) an option to purchase 640,000 Shares of Common Stock, granted to the Optionee on December 1, 2009, which shall vest in accordance with the provisions of Section 3.1(a)(ii) hereof (the “Cliff Vesting Option”); and

(c) an option to purchase 160,000 Shares of Common Stock, previously granted to the Optionee on May 20, 2008, which vested prior to the Effective Date hereof (the “Performance Option”). The Performance Option was previously evidenced by the Original Option Agreement, and originally consisted of the right to purchase an aggregate of 800,000 Shares of Common Stock. The Optionee acknowledges that his acceptance of this Agreement constitutes his agreement to the surrender and cancellation in full of all of his right, title and interest in the right to purchase 640,000 Shares of Common Stock, which were previously awarded to the Optionee as part of the Performance Option pursuant to the Original Option Agreement, with no further obligations of the Company thereunder.

Section 2.2 Exercise Price

Subject to Section 2.4, the exercise price of the Shares of Common Stock covered by the Option shall be equal to (a) $5.00 per Share for the Original Time Option and the Performance Option, and (b) $3.50 per Share for the Cliff Vesting Option (each applicable price, the “Exercise Price”).

Section 2.3 No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continued employment by the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company.

Section 2.4 Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, provided, however, that in the event of the payment of an extraordinary dividend by the Company to its stockholders, then: the Exercise Price of the Option shall be reduced by the amount of the dividend paid, but only to the extent the Committee determines it to be permitted under applicable tax laws and not to have adverse tax consequences to the Optionee under Section 409A of the Code; and, if such reduction cannot be fully effected due to such tax laws without adverse tax consequences to the Optionee, then the Company shall pay to the Optionee a cash payment, on a per Share basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the Exercise Price of the applicable Option as follows: (a) for each Share subject to a vested Option, immediately upon the date of such dividend payment; and (b), for each Share subject to an unvested Option, on the date on which such Option becomes vested and exercisable with respect to such Share.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1 Commencement of Exercisability

(a) So long as the Optionee continues to be employed by the Company or any other Service Recipients, the Option shall become exercisable pursuant to the following schedules:

(i) Original Time Option. The Original Time Option shall become vested and exercisable with respect to 20% of the Shares subject to the Original Time Option on each of the first five anniversaries of October 10, 2007. However, upon the occurrence of Optionee’s termination of employment without Cause or resignation for Good Reason (in each case following the occurrence of a Change in Control), the Original Time Option shall become immediately exercisable as to 100% of the Shares of Common Stock subject to such Option immediately prior to the Change in Control.

(ii) Cliff Vesting Option. The Cliff Vesting Option shall become vested and exercisable in accordance with the following schedule, provided the Optionee has remained continuously employed by the Company or any other Service Recipients through the applicable vesting dates:

Vesting Date	Cumulative Percentage of Shares Subject to the Cliff Vesting Option that are Vested and Exercisable
September 30, 2012	50%

September 30, 2014	50%

However, upon the occurrence of a Change in Control, the Cliff Vesting Option shall become immediately exercisable as to 100% of the Shares of Common Stock subject to such Option immediately prior to the Change in Control, provided the Optionee remains continuously employed by the Company or any other Service Recipients on the date such Change in Control occurs.

(iii) Performance Option. The Performance Option is fully vested and exercisable as of the Effective Date hereof.

(b) Notwithstanding anything to the contrary in this Section 3.1, no Option shall become exercisable as to any additional Shares of Common Stock following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.

Section 3.2 Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option, or any portion thereof, to any extent after the first to occur of the following events:

(a) The tenth anniversary of the applicable Grant Date;

(b) The first anniversary of the date of the Optionee’s termination of employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Disability;

(c) Immediately upon the date of an Optionee’s termination of employment by the Company and all Service Recipients for Cause;

(d) Thirty (30) days after the date of an Optionee’s resignation from employment with the Company and all Service Recipients without Good Reason (except due to death or Disability);

(e) One hundred and eighty (180) days after the date of (i) an Optionee’s resignation from employment with the Company and all Service Recipients for Good Reason; (ii) an Optionee’s Retirement; or (iii) an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Section 3.2(b)), in the event such termination listed in (i), (ii), or (iii) occurs prior to the third anniversary of October 10, 2007;

(f) The Extended Exercise Date in the event of (i) an Optionee’s resignation from employment with the Company and all Service Recipients for Good Reason; (ii) an Optionee’s Retirement; or (iii) an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Sections 3.2(b)), including upon nonrenewal of Optionee’s existing employment agreement by the Company or other applicable Service Recipient, and any such termination listed in (i), (ii) or (iii) occurs on or after the third anniversary of October 10, 2007;

(g) Immediately upon the date of an Optionee’s breach of the provisions of Section 22(a)(ii) of the Management Stockholder’s Agreement; or

(h) At the discretion of the Committee pursuant to Section 9 of the Plan, but only to the extent the Committee determines it to be permitted under applicable tax laws and not to have adverse tax consequences to the Optionee under Section 409A of the Code.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1 Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his duly authorized legal representative) may exercise the Option or any portion thereof. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2 Partial Exercise

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares of Common Stock only.

Section 4.3 Manner of Exercise

The Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or her office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) (i) Full payment (in cash, by check, or by a combination thereof or through tender of previously owned Shares (any such Shares valued at Fair Market Value on the date of exercise) that the Participant has held for at least six months (or such other period as may be required by the Company’s accountants but only to the extent required to avoid liability accounting under FAS 123(R) or any successor standard thereto)) for the Shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by the Optionee to the Company pursuant to clause (i) of this subsection (b);

(c) (i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised; or (ii) notice in writing that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by the Optionee to the Company pursuant to clause (i) of this subsection (c);

(d) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the Shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such Shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such Shares.

Section 4.4 Conditions to Issuance of Stock Certificates

The Shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares of stock purchased (if certified, or if not certified, register the issuance of such Shares on its books and records) upon the exercise of the Option or a portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) The execution by the Optionee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

(c) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5 Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any Shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares shall have been issued by the Company to such holder or the Shares have otherwise been recorded in the records of the Company as owned by such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1 Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt, interpret or revoke rules for the administration, interpretation and application of the Plan. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2 Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3 Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the last address on file with the Company. By a notice given pursuant to this Section 5.3 either party may hereafter designate a different address for notices to be given to that party. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person or (ii) enclosed in a properly addressed, sealed envelope or wrapper, deposited (with postage or fees prepaid) with a post office or branch post office regularly maintained by the United States Postal Service or an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 5.4 Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5 Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement

The Option and the Shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and a Sale Participation Agreement, to the extent applicable to the Option and such Shares.

Section 5.6 Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7 Governing Law

The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8 Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Dallas, Texas metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

[Signatures on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Robert C. Walters
Robert C. Walters
Executive Vice President

OPTIONEE:

/s/ Charles Ray Enze
Charles Ray Enze

A summary of Option grants governed by this Agreement appears on the following page.

[Signature Page of Stock Option Agreement]

Summary of Option

	Original Time Option	Performance Option	Cliff Vesting Option
Number of Shares subject to the Option	800,000	160,000	640,000

Grant Date	May 20, 2008	May 20, 2008	December 1, 2009

Vesting Date	20% each year beginning on first anniversary of October 10, 2007	Fully vested February 25, 2009	50% on September 30, 2012; 50% on September 30, 2014

Exercise Price	$5.00	$5.00	$3.50

Number of vested Shares as of December 1, 2009	320,000	160,000	None